Exhibit 99.2

Payments on 2001-2 Certificates

(Interest only; no principal payments made)

Year Ended December 31, 2002

Month	Class A	Class B	Total
January	$590,705.00	$76,570.00	$667,275.00
February	540,662.50	69,930.00	610,592.50
March	613,645.00	79,050.00	692,695.00
April	582,750.00	75,300.00	658,050.00
May	634,920.00	82,170.00	717,090.00
June	538,720.00	69,720.00	608,440.00
July	596,081.56	77,151.25	673,232.81
August	597,920.00	77,760.00	675,680.00
September	553,434.62	71,720.77	625,155.39
October	585,686.88	76,027.50	661,714.38
November	464,893.44	62,968.75	527,862.19
December	460,650.00	62,100.00	522,750.00

Totals	$6,760,069.00	$880,468.27	$7,640,537.27